UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b)
OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Daktronics, Inc.
(Exact name of registrant as specified in its charter)

South Dakota	46-0306862
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

201 Daktronics Drive
Brookings, SD  57006
(Address of principal executive office) (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock Purchase Rights	The Nasdaq Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]
Securities Act registration statement or Regulation A offering statement file number to which this form relates: (if applicable) Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note
This Form 8-A/A (Amendment No. 1) (the “Amendment”) is filed by Daktronics, Inc. (the “Company”) to reflect the expiration of the common stock purchase rights (the “Rights”) registered by the Company on August 29, 2008.

Item 1. Description of Registrant’s Securities to be Registered.

On August 28, 2008, the Company’s Board of Directors declared a dividend distribution of one Right for each outstanding share of the Company’s common stock, no par value (the “Common Shares”), payable to shareholders of record of the Common Shares at the close of business on November 19, 2008. The description and terms of the Rights were set forth in the Rights Agreement (the “Rights Agreement”) dated as of August 28, 2008 between the Company and Wells Fargo Bank, N. A., as Rights Agent. The Rights Agreement provided that the Rights would expire at the close of business on November 19, 2018 unless earlier redeemed or exchanged by the Company. This Amendment is being filed to reflect the expiration of the Rights on November 19, 2018.
The foregoing is a summary of the terms of the Rights Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as Exhibit 4.1 to this Amendment and incorporated herein by reference.

Item 2. Exhibits.

The exhibit identified in the attached Exhibit Index is filed as part of this Amendment.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DAKTRONICS, INC.

Date: November 20, 2018	By: /s/ Sheila M. Anderson
Sheila M. Anderson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Rights Agreement dated as of August 28, 2008 between Daktronics, Inc. and Wells Fargo Bank, N. A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form 8-A filed by Daktronics, Inc. on August 29, 2008).